Filed Pursuant to Rule 433

Registration No. 333-180974

February 19, 2013

Filed Pursuant to Rule 433

Registration No. 333-180974

February 19, 2013

Gold Demand Trends

Full year 2012

Combined growth in jewellery and central bank demand exceeded declines in the investment and technology sectors in Q4 to generate gold demand of 1,195.9 tonnes – the highest fourth quarter total on record, worth a near-record US$66.2bn. Annual demand in 2012 reached a record value of US$236.4bn, although on a tonnage basis it declined by 4% to 4,405.5 tonnes. Read more…

Gold demand by category (tonnes) and the gold price (US$/oz)

Tonnes US$/oz

5,000 1,800

1,600

4,000

1,400

3,000 1,200

1,000

2,000

800

1,000 600

400

0

200

-1,000 0

2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

Contents

Executive summary 02

Fourth quarter 2012 market overview 08

Global gold market – 2012 review 10

Jewellery 10

Investment 12

Technology 14

Central banks 15

Supply 16

Gold demand statistics 17

Appendix 25

Notes and de?nitions 29

Contributors

Louise Street louise.street@gold.org

Johan Palmberg johan.palmberg@gold.org

Juan Carlos Artigas juancarlos.artigas@gold.org

Marcus Grubb

Managing Director, Investment marcus.grubb@gold.org

Source: LBMA, Thomson Reuters GFMS, World Gold Council

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Executive summary

Annual gold demand measured on a value basis increased to an all-time record of US$236.4bn in 2012. On a tonnage basis, demand totalled 4,405.5 tonnes (t) in 2012, down by 4% from 2011 as an increase in demand from institutional investors and central banks only partly offset a year-on-year decline in consumer demand. Major themes from 2012 are discussed below, including a dichotomous year in India, central bank purchases reaching a 48-year high and China’s persistent devotion to gold.

The year in context

Examined in a longer term context, annual gold demand was 15% higher than the average for the previous ?ve years, with much of that growth coming from the physical bar segment of investment demand and central bank purchases, as shown in Charts 1 and 2. The long term downtrend in jewellery and technology volumes, against a backdrop of a twelve-year bull run in gold prices, has seen their share of total demand eroded – but in value terms, all sectors have experienced considerable expansion.

Chart 3 shows the ten-year rising trend in the value of consumer demand (jewellery and gold bars and coins), which clearly illustrates that gold has captured an increased share of wallet. While 2012 saw a dip in the value of investment demand, the 3% growth in the value of gold jewellery to a record US$102.4bn—during a period in which the average price in US dollars increased by over 6% – confirms the enduring desirability of gold jewellery.

Gold Demand Trends | Full year 2012

Chart 1: Gold demand breakdown (2012, tonnes)



Jewellery 43%
Technology 10%
Bar and coin 29%
ETFs and similar 6%
Central bank net purchases 12%

Chart 2: Gold demand breakdown, 5-year average (2008-2012, tonnes)*



Jewellery 49%
Technology 11%
Bar and coin 28%
ETFs and similar 9%
Central bank net purchases 4%

- Over the last five years, jewellery, technology and ETFs and similar products have yielded market share to bar and coin investment and central bank purchases.

*Annual average demand 2008 – 2012 inclusive.
Note: Totals may not sum due to rounding.
Source: Thomson Reuters GFMS, World Gold Council

Chart 3: Jewellery and investment demand (value) and the gold price (US$/oz)



US$bn
US$/oz
200
180
160
140
120
100
80
60
40
20
0
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Jewellery
Bar and coin
London PM fix (US$/oz, rhs)

- Jewellery demand reached a record value in 2012, extending the long term uptrend.
- Bar and coin investment in value terms, having grown from US$3.6bn in 2003 to US$76.6bn in 2011, tapered off in 2012 but remained far above historical averages.

Source: LBMA, Thomson Reuters GFMS, World Gold Council

02_03

The value of bar and coin investment grew signi?cantly between 2003 and 2011, from just under US$3.6bn to US$76.6bn. One need look back only a few years to find investment demand at a fraction of current levels. The fact that demand for bars and coins tapered off in 2012, shrinking by 12% to US$67.4bn, is therefore perhaps not surprising in light of this remarkable historical growth. ETF demand, in contrast, was stronger in 2012 than the previous year, 2011 having witnessed net out?ows as investors took pro?ts at opportune price levels. The divergence between the institutional and more retail-oriented elements of demand highlights the differing rationale that informs the behaviour of investors in each sector and confirms our previous analysis that ‘the gold market is driven by a diverse set of factors and that the price is determined by their interaction and that investment demand is not concentrated on one particular type of investor but rather a well balanced and robust set which includes many long-term holders’.1 As 2013 unfolds, the expectation is for jewellery demand to soften in volume terms while sustaining healthy values. Investment demand, while to some extent dependent on the movement in the gold price during the year and exchange rate effects on local prices, should again exceed historical averages as investors continue to focus on gold’s role as a store of wealth. Continued innovation in the range of gold investment products available across a range of countries (for example, gold accumulation plans in India and China) con?rms the healthy appetite for gold among investors.

India’s year of two halves

2012 was a year of mixed fortunes for gold’s largest market. Following a ?rst half in which consumers faced headwinds in the form of higher import duties, market turmoil over proposed measures to curb gold imports and a sharp rise in the local price of gold, Indian demand staged a strong revival in the second half of the year. A late summer relief rally, sparked by an upturn in consumer sentiment, marked the beginning of the H2 2012 recovery. The market continued to thrive during the fourth-quarter wedding season and festive period, the highlight being Diwali when gold demand was particularly buoyant in urban areas. Demand was further stimulated, most notably during December, by expectations (which were subsequently proven to be well-founded) that the government would again increase the import duty on gold. This encouraged stock-building by bullion dealers and jewellers alike ahead of the duty hike, and consumers who had planned to buy gold in the near future brought forward their purchases to avoid paying higher duties in 2013.

1	World Gold Council, Gold Demand Trends, Full year 2011, February 2012.

Gold Demand Trends | Full year 2012

Indian consumer demand (total demand for gold jewellery, bars and coins) in the first half of 2012 was 36% lower than the first half of 2011. However, a second half comparison shows a 23% increase over H2 2011 (although this comparison is somewhat flattered by a relatively weak base period). The net result for the full year was a 12% decline in demand to 864.2t, which nonetheless compares favourably with the 5-year average of 845.9t. Taken in the context of a 21% increase in the annual average rupee gold price (compared with a rise of just 6% in the US$ price), this result is all the more remarkable and serves to emphasise the importance of gold to Indian consumers. The value of annual demand reached Rs2,475bn, up 6% from 2011.

Indications are that the rush to avoid the increase in gold import duties continued in the opening weeks of 2013, prior to the government's confirmation of the increase on 21 January. The remainder of the quarter may witness something of a stagnation however, as the market digests the duty rise from 4% to 6% of the value of imported bullion.

Chart 4: India consumer demand (Q4'11, Q4'12, 5-year average, tonnes)*


Tonnes
300
250
200
150
100
50
0
185.5
72.0
113.5
261.9
108.9
153.0
207.0
67.3
139.8
Q4'11
Q4'12
5-year average
Jewellery
Bar and coin

- Consumer demand revived in the third and fourth quarters following a difficult first half of 2012.
- Fourth quarter demand was 27% above the five-year quarterly average.

*Five-year quarterly average demand Q4 2007 – Q3 2012 inclusive.
Note: Please note that demand for both categories may not sum to total due to rounding.
Source: Thomson Reuters GFMS, World Gold Council

04_05

China – steady as she goes

Over the last two years Chinese gold consumers have displayed a remarkably consistent attitude towards gold: demand for investment and jewellery throughout 2012 has shown little variation over 2011 quarterly levels.

Gold demand came under pressure from a variety of opposing forces in 2012, with the net result that quarterly year-on-year changes have been less than significant. Tailwinds propelling Chinese demand included; the continued urbanisation of the population; the dominance of 24-carat (pure) gold and its role as a savings proxy; and increasing availability of gold investment products to a populace with a growing awareness of gold's investment properties – particularly its role as an inflation hedge.

On the other hand, Chinese consumers also faced headwinds as the effects of the slowdown in the domestic economy caught up with them (although there were signs that this was reversing by the fourth quarter) and a period of broad sideways consolidation in the gold price discouraged demand from investors awaiting a clear buy signal.

In volume terms, Chinese gold demand can therefore best be described as stable; a minor increase in investment demand being slightly overshadowed by the moderation in jewellery demand. Total consumer demand was valued at RMB262.7bn, an increase of 3% over the previous year as consumers in China continue to allocate greater sums to their gold investment and jewellery purchases: demand in both sectors reached a record value in 2012.

Looking forward, the signs of economic improvement bode well for gold demand in China, although the indications are for a steady firming of demand rather than for strong growth. This will remain the case while the gold price continues to hold within the broad sideways range of the last 5–6 months.

Chart 5: China consumer demand (Q4'11, Q4'12, 5-year average, tonnes)*



Tonnes
250
200
150
100
50
0
199.6
64.0
135.6
202.5
65.5
137.0
148.5
41.7
106.7
Q4'11
Q4'12
5-year average
Jewellery
Bar and coin

- Chinese consumers maintained steady volumes of demand compared with year-earlier levels, while demand value exceeded that of 2011.

*Five-year quarterly average demand Q4 2007 – Q3 2012 inclusive.

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Central banks once more unto the breach

Central banks garnered a greater share of gold demand in 2012, accounting for 12% of the total compared with a 10% share in 2011. Total net purchases by central banks of 534.6t exceeded 2011’s already strong total and signalled a return to levels of buying last seen almost 50 years ago. The year saw a number of new joiners added to the list of institutions building their gold reserves; Brazil and Paraguay were two such names, both making signi?cant purchases during the year.

Since ?rst becoming a net purchaser in Q2 2009, central banks have added almost 1,100.0t to global gold reserves, almost reversing the 1,143.0t of net sales conducted over the preceding three years. Global gold reserves, as measured by the IMF’s International Financial Statistics, have steadily increased since Q1 2009: as of November 2012 (the latest data available), total world gold reserves were 31,597.6t, an increase of 6% from the end of March 2009.

The list of countries actively adding to their of?cial gold holdings remains heavily concentrated in developing markets, which partly re?ects the scale of growth in the reserves of these markets over recent years. As the of?cial reserves of these countries swell, with their heavy emphasis on US$- and euro-denominated assets, the need for diversification also increases. With a focus on high quality, liquid assets as desirable alternatives, gold is a natural destination for a proportion of these increased reserves. A number of research papers have addressed the issue of gold’s characteristics and benefits as a reserve asset, as well as optimal allocations for gold within a standard reserve asset portfolio.2 For more discussion of central bank demand for gold in 2012, please see our commentary on central banks (page 15).

2 World Gold Council, Gold Investor, Volume 1, January 2013; World Gold Council, Optimal gold allocations for emerging-market central banks, RBS Reserve Management Trends 2012, April 2012; World Gold Council, The importance of gold in reserve asset management, June 2010.

06_07

Fourth quarter 2012 market overview

A recovery in certain elements of the gold market during the fourth quarter led to gold demand reaching 1,195.9t – its second highest quarterly total behind the record Q3 2011. Double-digit year-on-year growth in the jewellery and central bank arenas in Q4 was tempered by shrinkage in technology and investment. Demand in value terms of US$66.2bn was also a near-record, second only to Q3 2011 at US$66.7bn.

India accounted for much of the 11% year-on-year improvement in jewellery demand; festival and wedding-related purchases were supplemented by stock-building within the trade ahead of a widely-anticipated increase in import tax, which was subsequently imposed a few weeks into the new year. A recovery in jewellery demand in the Middle Eastern region, following the disruptive events of the last couple of years, also contributed towards the 52.9t growth in the sector. Globally, jewellery demand was valued at a record US$29.1bn, partly reflecting the 2% increase in the average US$ price from Q4 2011.

Central banks continued to make sizeable purchases: Brazil, Russia and South Korea made a combined contribution of 70t, accounting for almost half of the 145.0t of demand estimated for Q4 2012. As discussed previously, the factors driving central bank buying should mean that the sector continues to generate healthy demand over the coming year. For a more detailed discussion of gold demand in the of?cial sector, please refer to the section on central banks (page 15).

Investment demand, although 8% weaker year-on-year, was up marginally quarter-on-quarter and held well above its ?ve-year quarterly average in Q4. The year-on-year decline is partly a function of Q4 2011 having been a strong quarter, but also re?ects investor hesitation in identifying gold price signals during the quarter. The broad sideways consolidation in the gold price over recent months re?ected uncertainty, which was evident also in investor behaviour – particularly among the smaller, more retail-oriented investor community, where demand for bars and coins was relatively subdued in the fourth quarter. India was an exception, reacting to the aforementioned prospect of higher import duties.

Given the lack of seasonality in investment demand, the longer-term comparison is more meaningful. Bar and coin demand of 336.6t was 26% higher than the ?ve-year quarterly average of 268.1t, while ETF demand was in line with its ?ve-year quarterly average of 88.8t. This longer term analysis con?rms the relative robustness of demand for gold investment products during the closing months of 2012. Although some markets lacked the fresh impetus required to fuel a strong upsurge in demand, a general awareness of gold’s attractiveness in times of uncertainty seems to have sustained both institutional and retail elements of the market at historically elevated levels.

Gold Demand Trends | Full year 2012

A 3% year-on-year drop in technology demand to 100.9t was largely indicative of lacklustre consumer sentiment in key markets, as well as ongoing substitution to lower-priced alternatives. Weakness was most pronounced in the dental sector, where demand was 7% below Q4 2011 as gold continued to cede market share to base metals and ceramic. Demand for gold used in electronics lost 2% year-on-year, although this was as much a re?ection of the inventory cycle as of weaker demand for electrical items. Healthy demand for tablets and smart phones was outweighed by a further deterioration in demand for PCs and ultrabooks.3 Gold continued to lose market share to copper in the production of bonding-wire, a trend that shows no sign of slowing. Other industrial demand (OID) also lost 2%; a price-related decline in Indian demand for jari (gold thread used in clothing) was the main driver of the decline in this segment.

Chart 6: Overall demand changes (Q4’12 vs Q4’11, tonnes)

32

29.1

28
25.6	6.0
24	Other
5.2	0.8 39%

Other 2.2

20	0.9 40% 19.4
1.8	2.2
1.3	Europe 4% 3.5
16	2.3 Other

0.9

1.4	Europe 5% 45%

2.8

8.1

12	1.4
7.9	India/ 0.6 Europe 3%

India/ Greater

8	Greater China 4.7 India/

China 57% Greater

4	55% 8.5 China
6.2	5.5 52%

0

Q4’11 Q4’12 5-year average

India Greater China Europe ex CIS US Middle East/Turkey Far East Rest of World2

• Jewellery and central bank demand grew by 11% and 29% respectively, while moderate losses in investment and technology tempered gains in total demand.

• Q4 was the second highest quarter for gold demand, worth US$66.2bn in value terms.

Source: Thomson Reuters GFMS, World Gold Council

3	Ultrabooks are notebook computers that bridge the gap between lightweight laptops and tablets.

08_09

Global gold market – 2012 review

Jewellery

Q4 was the strongest quarter for global jewellery demand since Q1 2011 as India, and to some extent the Middle Eastern markets, drove a recovery in the sector. The quarterly value of demand was 13% higher year-on-year at US$29.1bn. In annual terms, 2012 saw a 3% decline in demand on a volume basis to 1,908.1t, primarily due to a relatively weak year in India. Conversely, the value of jewellery demand reached a record of US$102.4bn last year, 3% above 2011 as consumers continued to allocate greater sums to gold jewellery, despite the 6% year-on-year rise in the price.

The two largest jewellery-consuming markets, India and China, together generated 56% of total annual jewellery demand. India had the greater in?uence on the year-on-year drop in jewellery demand, for reasons already discussed. For more detail on India and China, please see the Executive summary.

Most of the other Far Eastern markets generated weaker demand for gold jewellery compared with 2011. Thailand, South Korea and Vietnam all witnessed considerable double-digit declines in their annual totals, chie?y the result of consumers responding to higher prices. Vietnamese consumers in particular were burdened with high premiums in the local market, which depressed demand. Japan and Indonesia were the only positive performers within this group, although the comparison is being made with a very weak base year for Japan due to the long-term impact of the devastating earthquake and tsunami of March 2011. Despite a 6% annual increase in Japanese jewellery demand, the market remains in a longer term downward trend.

A further erosion of tonnage in the Western markets was again caused by consumers reacting to higher prices during a prolonged period of economic distress. Italy suffered the largest decline of these markets, down 15% to 23.5t as the parlous state of the economy inevitably dented demand. Although silver tonnage has been seen gaining at the expense of gold, it is interesting to note that much of this will be in the form of gold-plated jewellery, con?rming the desirability of pure gold jewellery which is being undermined by affordability.

Russia, the fourth largest jewellery market in 2012 for the second year running, again witnessed counter-trend growth in annual demand. The market expanded by 7% to 81.9t, heralding a return to pre-global ?nancial crisis levels. The relative health of the domestic economy has insulated Russian consumers in recent years, further evidenced by a 13% increase in the value of annual demand, over a period in which average annual prices rose by 6%.

Gold Demand Trends | Full year 2012

Egypt proved to be a highlight within the Middle East, diverging sharply from the other markets in the region with a rise of 35%. However, it is important to note that, despite this strong annual growth, the market failed to recover to levels that prevailed prior to the political uprising of 2011. Double-digit contractions in each of the other Middle Eastern markets were symptomatic of higher gold prices encouraging a shift to lower-carat and gem-set items and, in some instances, cheaper alternatives such as silver.

Turkish consumers eked out modest gains in jewellery demand; a 0.4% increase in annual volume translated to a 14% increase in local currency value to a record annual total of TL6.8bn. The seasonally weak fourth quarter was 8% stronger than the previous year as corrective dips in the local gold price drew out a spate of buying in October and December. However, adverse weather conditions in the first quarter limited demand growth for the full year. Demand in Turkey seems to be recuperating from the tribulations of recent years, but remains far from the heady levels of pre-crisis times. Lighter-weight, lower-carat (and therefore more affordable) items are likely to continue to attract attention, ensuring that any progress towards recovery is likely to be slow.

Chart 7: Global jewellery demand by region (Q4'11, Q4'12, 5-year average, value)[1]



US$bn
32
28
24
20
16
12
8
4
0
25.6
5.2
0.9
1.8
2.3
1.4
7.9
6.2
Other 40%
Europe 5%
India/ Greater China 55%
29.1
6.0
0.8
2.2
2.2
1.3
8.1
8.5
Other 39%
Europe 4%
India/ Greater China 57%
19.4
3.5
0.9
2.8
1.4
0.6
4.7
5.5
Other 45%
Europe 3%
India/ Greater China 52%
Q4'11
Q4'12
5-year average
India
Greater China
Europe ex CIS
US
Middle East/Turkey
Far East
Rest of World[2]

- The value of jewellery demand broke quarterly and annual records.
- Growth was concentrated in India, China and Egypt.

1 Five-year quarterly average demand Q4 2007 – Q3 2012 inclusive.
2 Rest of World includes both Russia and "Other" countries.

Source: Thomson Reuters GFMS, World Gold Council

10_11

Investment

A decline in annual investment was the result of a divergence between institutional and retail investor behaviour. A 17% drop in demand for bars and coins together with a 51% increase in ETFs and similar products created a 10% reduction in investment demand. Adding in a positive contribution from OTC investment and stock flows (a measure of the less transparent institutional elements of the market, as well as being a statistical residual) gives total investment of 1,582.5t, 3% lower than 2011.

Barring a flat second quarter, ETFs benefitted from steady inflows throughout the rest of the year, with a wave of buying seen in Q3 on expectations of further monetary policy easing across the globe. Total demand for ETFs of 279.0t had a value of almost US$15bn. OTC investment and stock flows were less consistent, fluctuating as they did throughout the year in response to a number of indicators; chief among these were gold price moves, policy announcements from various monetary authorities, and the economic situation in Europe. Over the course of the year, OTC investment and stock flows contributed an estimated 47.8t to total investment.

Bar and coin demand generated the lion's share of investment in 2012, accounting for 79% of demand in the sector (exclusive of OTC investment and stock flows). Demand for gold bars and coins, although below year-earlier levels, was nonetheless very healthy on a historical basis, 31% above the 5-year average of 961.0t. For a discussion of bar and coin demand in a longer term context, see the Executive summary.

Despite a strong fourth quarter for Indian investment, the full year picture shows a considerable reduction in the size of bar and coin demand in that market. As discussed above, the impact of a weaker first half dominated the year-on-year comparison in India. Despite healthy levels of gross demand for bars and coins, the combination of heightened profit-taking activity and de-stocking by bullion dealers during the first six months of the year had the largest impact on net full-year demand.

In China, investment was little changed from 2011, although 265.5t represented a very healthy level of demand. Purchases related to Chinese New Year helped to elevate demand in the first and fourth quarters of the year, but investors were somewhat inhibited by the lack of a clear price signal during much of the year, given their preference to buy into a rising trend. For a discussion of gold demand in China during the year, see the Executive summary.

Gold Demand Trends | Full year 2012

Elsewhere in the region, sizeable declines in Thailand and Vietnam contrasted with a significant improvement in Japanese bar and coin demand, resulting in a net decline of 15.0t for Far Eastern markets.

Turkish investment conceded a 34% decline in 2012, although the comparison is penalised by a strong base period as 2011 was a record year. The sharp run up in the local gold price during the third quarter generated a strong profit-taking response. This continued into the fourth quarter as prices remained relatively high, although some dip-buying emerged in December. Annual demand was fairly close to the 5-year average of 52.7t, inflated by 2011's record total.

Europe's share of global bar and coin demand slipped to 22% in 2012 from 25% the previous year. However, 2011 had been a record year, coinciding with the height of the sovereign debt crisis, with demand far in excess of anything previous seen in the region. Taken in the context of a stake of just 1% as recently as 2005, the region continues to make a significant contribution to bar and coin demand. While demand for bars and coins appeared to diminish among high net worth investors, smaller investors continued to increase their investment purchases in the shadow of persistent worries about the safety of the euro-area.

In the US, fourth quarter demand picked up from the disappointing third quarter, buoyed by the concerns over the 'fiscal cliff' and the continuation of quantitative easing by the Federal Reserve. However, for the year as a whole demand of 53.4t was down 36% year-on-year, well below the elevated levels of the post-global financial crisis era.

Chart 8: Investment trends (Q4'09 – Q4'12, tonnes)



Tonnes
500
450
400
350
300
250
200
150
100
50
0
252.6
17%
83%
370.5
8%
92%
462.9
23%
77%
424.7
21%
79%
Q4'09
Q4'10
Q4'11
Q4'12
Bar and coin
ETFs and similar products

- Year-on-year comparisons of investment demand partly reflect a slowing of the tremendous growth rates since 2008.

Source: Thomson Reuters GFMS, World Gold Council

12..13

Technology

Annual demand for gold in the technology sector contracted by 5% in 2012 to 428.2t, a 5% decline from the 5-year average of 453.1t. In value terms, demand made marginal gains over 2011 to hit a new record of US$23bn, 48% above the 5-year average of US$15.5bn) Although there were some bright spots, the general picture for the year was one of persistent decline in tonnage with values maintained at steady levels.

The electronics sector declined by 5% over the year to 302.7t. The value of demand was stable, increasing fractionally to US$16.2bn. As ever, the fortunes of the sector hinged on global economic conditions; in particular Europe’s travails and their associated impact on demand for electronic goods in these key consumer markets. Smart phones and tablets were key areas of growth, augmented by a greater use of gold in industrial and automotive applications. However, this was insuf?cient to counteract the contraction in demand for PCs and ultrabooks, sales of which considerably undershot expectations. Higher average prices generated further losses in gold bonding-wire to lower-priced alternatives (copper and copper-coated palladium), cementing the decline in sector tonnage.

2012 was a relatively soft year for other industrial and decorative (OID) demand for gold, which declined 4% to 85.7t. Tonnage in this segment has held within a fairly steady range since the turn of the century; consequently demand was 6% below the 5-year average of 90.7t. Weakness in India accounted for much of the decline, with demand for jari suffering as a result of higher prices. This negative impact outweighed growth in China and Italy, where increased demand for gold plated jewellery and accessories lifted demand for plating salts (primarily gold potassium cyanide).

Gold used in dentistry recorded its eighth successive decline with higher average gold prices again the driving factor. Substitution to base metals (most notably cobalt:chrome) and, to a lesser extent, ceramic led to an 8% decline to 39.9t. On a value basis, demand slipped 2% to US$2.1bn, although nevertheless surpassed the US$1.7bn 5-year average.

Chart 9: Technology demand by category in tonnes

Tonnes

140

120

100

80
60
40
20

0

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Electronics Other industrial Dentistry

• Despite growth in some areas, price-related declines – combined with inventory de-stocking – led to weakness in the technology sector.

Source: Thomson Reuters GFMS, World Gold Council

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Gold Demand Trends | Full year 2012

Central banks

The fourth quarter saw 145.0t of buying by central banks across the globe, the second highest quarterly total since the sector became a source of demand in Q2 2009. The annual total of 534.6t represented the greatest level of demand since 1964 as the net of central banks adding to their gold reserves was cast wider, reaching Brazil, Paraguay, Iraq and Venezuela.

Russia adhered to its long term buying programme, adding around 75.0t to its reserve holdings throughout the year through the purchase of domestically produced gold. The country's gold reserves, the seventh largest globally, now approaches 1,000t and slightly less than the 10% of total reserves.

Latin America adopted a higher regional profile within the group of central banks adding to gold reserves. During 2012, Brazil and Paraguay made purchases of 34.0t and 7.5t respectively, adding to the net 19.0t bought by Mexico as part of the continued reserve-building witnessed in the region.

Iraq also joined the ranks of net purchasers of gold, adding 24.1t of gold to its reserves between August and November. Gold reserves are just shy of 30t, equal to an allocation of around 2.5%.

South Korea and the Philippines were again the dominant figures in the Asian region, adding 30t and 33.6t respectively during the course of the year. The two markets are now in possession of gold reserves totalling 84.4t (South Korea) and 192.7t (Philippines).

Although we have discussed in detail in previous issues of *Gold Demand Trends*, worthy of note once more is the change to Turkey's reported reserves, from 195.3t to 359.6t over the year to end-2012. These are not representative of purchases, but instead reflect the increasing role that gold plays more broadly in the Turkish financial system as these reserves are substantially pledged from commercial banks as part of their required reserves.[4]

Sales under the Central Bank Gold Agreement (CBGA) throughout 2012 (which saw the beginning of the fourth annual term of the agreement in September) amounted to just 5.5t, which were fully accounted for by Germany for the purposes of minting commemorative gold coins. Other CBGA signatories remain completely inactive with respect to their gold reserves, none of them exercising their right to sell according to the terms of the agreement.

Sales by central banks outside of the CBGA were limited to very small sales by one or two banks, including Russia and Mexico, which were partly related to coin-minting.

Table 1: Top 40 reported official gold holdings (as at December 2012)

		Tonnes	% of reserves			Tonnes	% of reserves
1	United States	8,133.5	76%	21	Austria	280.0	55%
2	Germany	3,391.3	73%	22	Belgium	227.5	39%
3	IMF	2,814.0	-	23	Philippines	192.7	12%
4	Italy	2,451.8	72%	24	Algeria	173.6	5%
5	France	2,435.4	71%	25	Thailand	152.4	4%
6	China	1,054.1	2%	26	Singapore	127.4	3%
7	Switzerland	1,040.1	11%	27	Sweden	125.7	13%
8	Russia	957.8	9%	28	South Africa	125.1	13%
9	Japan	765.2	3%	29	Mexico	124.5	4%
10	Netherlands	612.5	60%	30	Libya	116.6	5%
11	India	557.7	10%	31	BIS	116.0	-
12	ECB	502.1	33%	32	Kazakhstan	115.3	22%
13	Taiwan	423.6	6%	33	Greece	111.9	82%
14	Portugal	382.5	90%	34	Romania	103.7	12%
15	Venezuela	365.8	75%	35	Poland	102.9	5%
16	Turkey	359.6	16%	36	Korea	84.4	1%
17	Saudi Arabia	322.9	3%	37	Australia	79.9	9%
18	United Kingdom	310.3	16%	38	Kuwait	79.0	13%
19	Lebanon	286.8	29%	39	Egypt	75.6	25%
20	Spain	281.6	30%	40	Indonesia	73.1	4%

For information on the methodology behind this data, as well as footnotes for specific countries, please see our table of Latest World Official Gold Reserves, at http://www.gold.org/government_affairs/gold_reserves/

Source: IMF, World Gold Council

4 World Gold Council, *Gold Demand Trends, First quarter 2012, Turkey: a reawakening*, May 2012.

14_15

Supply

The supply of gold in the fourth quarter was virtually unchanged relative to Q4 2011, just 2.5t lower at 1,133.2t.

A year-on-year decline in recycling activity (notably a contraction in Indian recycling as the price dipped in December) cancelled out a moderate increase in mine supply.

On an annual basis, supply contracted by 1.4% to 4,453.3t. Lower levels of supply from recycling was the main reason for the 2012 decline, although a return to net producer de-hedging (from minor levels of net hedging in 2011) also contributed.

2012 saw a pause in the rising trend in mine production from the 2008 lows as production grew by just 0.4% to 2,847.7t (9% above the 5-year average of 2,614.0t).

Additional production was generated by a number of new projects coming on stream, primarily in Q1, as well as by the ramping of production at a number of relatively new operations. However, the impact of planned production interruptions and unforeseen delays at a number of mines, together with widespread labour unrest in South Africa, was of an equal scale. The net result for annual production was a negligible increase as these opposing in?uences cancelled one another out.

Among the countries to record an increase in annual production were China and Russia, while South Africa and Indonesia saw the largest absolute declines.

De-hedging activity outweighed hedging by a small margin in the fourth quarter, resulting in a full-year ?gure of 20t of net de-hedging. That hedging activity has had a minimal impact on the market for much of the last three years is testament to the relatively trivial size of the outstanding global hedge book (currently in the region of 130t) and to the limited appetite for fresh hedging, which continues to relate to project ?nancing. We expect net hedging activity to remain inconsequential over the coming quarters.

Recycling of gold contributed 1,625.6t to total supply.

This was 2.6% (or 42.9t) less than 2011, despite a 6% increase in the average gold price over the period, which intuitively would seem likely to draw out additional supply from this source. However, as we have discussed in previous editions of Gold Demand Trends, other factors can mitigate the price impact on recycling activity. The degree to which consumers become accustomed to higher prices – and indeed adjust their price expectations higher – has an impact on recycling, as does the size of the stock of old gold (often referred to as near-market supplies) that consumers are willing to sell. This combination of factors dampened down the supply from existing gold holdings, particularly in industrialised countries where available stocks have been considerably depleted.

India was the notable exception to the trend, generating considerably higher levels of supply from recycling in 2012 (see Table 7). This was partly in response to record local prices, particularly in the second quarterly, and partly due to government legislation relating to loans for gold jewellery, which encouraged consumers to sell old jewellery in order to fund a lending shortfall.

Chart 10: Quarterly supply in tonnes

Tonnes

1,400

1,200

1,000

800

600

400

200

0

-200

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Mine production Net producer hedging Recycled gold

• Supply was constrained by disruptions to mine production throughout the year, leading to a pause in the recent uptrend.

• Supply from recycling contracted by 2.6% accounting for just over one third of total supply.

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Gold demand statistics

Table 2: Gold demand (tonnes)

	2011	2012[1]	Q1'11	Q2'11	Q3'11	Q4'11	Q1'12	Q2'12	Q3'12	Q4'12[1]	Q4'12 vs Q4'11 % chg	4-quarter % chg[2]	Share of total %
Jewellery	1,972.1	1,908.1	551.7	490.0	457.9	472.4	495.7	423.0	464.1	525.3	11	-3	44
Technology	452.9	428.2	115.5	118.7	115.2	103.5	108.8	109.8	108.7	100.9	-3	-5	8
Electronics	319.9	302.7	80.4	84.1	82.7	72.7	76.1	77.1	78.2	71.2	-2	-5	6
Other industrial	89.6	85.7	23.8	23.6	21.9	20.3	22.5	22.5	20.7	19.9	-2	-4	2
Dentistry	43.4	39.9	11.3	10.9	10.7	10.5	10.2	10.1	9.8	9.8	-7	-8	1
Investment	1,700.4	1,534.6	341.8	391.3	504.5	462.9	401.4	288.2	420.3	424.7	-8	-10	36
Total bar and coin demand	1,515.4	1,255.6	402.6	337.1	417.1	358.5	348.2	288.2	282.6	336.6	-6	-17	28
Physical bar demand	1,182.4	941.1	316.0	261.9	322.6	281.8	269.1	213.7	208.7	249.5	-11	-20	21
Official coin	245.2	201.1	61.9	50.2	74.5	58.7	52.6	51.7	44.1	52.7	-10	-18	4
Medals/imitation coin	87.8	113.4	24.7	25.0	20.0	18.1	26.5	22.8	29.7	34.3	90	29	3
ETFs and similar products[3]	185.1	279.0	-60.8	54.1	87.4	104.4	53.2	0.0	137.8	88.1	-16	51	7
Central bank net purchases	456.8	534.6	136.9	66.2	140.8	112.8	115.2	161.4	113.0	145.0	29	17	12
Gold demand	4,582.3	4,405.5	1,145.9	1,066.2	1,218.5	1,151.7	1,121.1	982.4	1,106.1	1,195.9	4	-4	100
London PM fix (US$/oz)	1,571.5	1,669.0	1,386.3	1,506.1	1,702.1	1,688.0	1,690.6	1,609.5	1,652.0	1,721.8	2	6	

1 Provisional.
2 Percentage change, 12 months ended December 2012 vs 12 months ended December 2011.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
Source: LBMA, Thomson Reuters GFMS, World Gold Council

Table 3: Gold demand (US$mn)

	2011	2012[1]	Q1'11	Q2'11	Q3'11	Q4'11	Q1'12	Q2'12	Q3'12	Q4'12[1]	Q4'12 vs Q4'11 % chg	4-quarter % chg[2]
Jewellery	99,641	102,384	24,589	23,728	25,060	25,639	26,943	21,890	24,647	29,078	13	4
Technology	22,885	22,978	5,149	5,747	6,303	5,620	5,912	5,681	5,775	5,588	-1	1
Electronics	16,164	16,241	3,584	4,075	4,523	3,946	4,136	3,991	4,155	3,941	0	1
Other industrial	4,529	4,597	1,061	1,144	1,196	1,103	1,223	1,165	1,100	1,104	0	2
Dentistry	2,192	2,141	504	527	584	571	554	524	519	543	-5	-2
Investment	85,916	82,346	15,233	18,946	27,607	25,124	21,820	14,912	22,326	23,508	-6	-5
Total bar and coin demand	76,566	67,373	17,944	16,324	22,827	19,458	18,928	14,913	15,009	18,632	-4	-12
Physical bar demand	59,742	50,498	14,085	12,683	17,657	15,294	14,626	11,060	11,087	13,813	-10	-15
Official coin	12,388	10,790	2,757	2,429	4,076	3,184	2,860	2,673	2,343	2,917	-8	-13
Medals/imitation coin	4,436	6,086	1,102	1,212	1,094	980	1,442	1,180	1,579	1,901	94	39
ETFs and similar products[3]	9,350	14,973	-2,711	2,621	4,780	5,666	2,892	-1	7,317	4,877	-14	46
Central bank net purchases	23,081	28,684	6,103	3,207	7,708	6,121	6,259	8,352	6,003	8,026	31	24
Gold demand	231,522	236,393	51,074	51,628	66,679	62,504	60,934	50,834	58,751	66,199	6	2

1 Provisional.
2 Percentage change, 12 months ended December 2012 vs 12 months ended December 2011.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
Source: LBMA, Thomson Reuters GFMS, World Gold Council

16_17

Table 4: Total investment demand (tonnes except where specified)

	2011	2012	Q1'11	Q2'11	Q3'11	Q4'11	Q1'12	Q2'12	Q3'12	Q4'12[1]	Q4'12 vs Q4'11 % chg	4-quarter % chg[2]
Investment	1,700.4	1,534.6	341.8	391.3	504.5	462.9	401.4	288.2	420.3	424.7	-8	-10
Total bar and coin demand	1,515.4	1,255.6	402.6	337.1	417.1	358.5	348.2	288.2	282.6	336.6	-6	-17
Physical bar demand	1,182.4	941.1	316.0	261.9	322.6	281.8	269.1	213.7	208.7	249.5	-11	-20
Official coin	245.2	201.1	61.9	50.2	74.5	58.7	52.6	51.7	44.1	52.7	-10	-18
Medals/imitation coin	87.8	113.4	24.7	25.0	20.0	18.1	26.5	22.8	29.7	34.3	90	29
ETFs and similar products[3]	185.1	279.0	-60.8	54.1	87.4	104.4	53.2	0.0	137.8	88.1	-16	51
OTC investment and stock flows[4]	-66.9	47.8	-135.1	62.3	-19.1	25.1	-86.6	99.3	58.4	-23.3	-	-
Total investment	1,633.6	1,582.5	206.6	453.5	485.4	488.0	314.8	387.5	478.7	401.4	-18	-3
Total investment US$mn	82,543	84,913	9,210	21,962	26,561	26,486	17,112	20,052	25,427	22,220	-16	1

1 Provisional.
2 Percentage change, 12 months ended December 2012 vs 12 months ended December 2011.
3 For a listing of the Exchange Traded Funds and similar products, please see the *Notes and definitions*.
4 This includes institutional investment (other than ETFs and similar), stock movements and other elements as well as any residual error.

Source: LBMA, Thomson Reuters GFMS, World Gold Council

Table 5: Average gold prices

	2011	2012	Q4'11	Q1'12	Q2'12	Q3'12	Q4'12	Q4'12 vs Q4'11 % chg
US$/oz	1,571.5	1,669.0	1,688.0	1,690.6	1,609.5	1,652.0	1,721.8	2
€/oz	1,129.9	1,298.7	1,250.3	1,289.3	1,254.7	1,320.2	1,328.8	6
£/oz	980.8	1,053.0	1,073.4	1,075.8	1,016.6	1,045.3	1,072.6	0
CHF/kg	44,649.6	50,323.7	49,439.3	50,061.8	48,464.7	51,088.5	51,603.7	4
¥/g	4,015.8	4,278.2	4,195.4	4,312.8	4,144.4	4,174.8	4,478.6	7
Rs/10g	23,624.1	28,639.4	27,534.3	27,287.8	28,004.8	29,302.1	29,964.7	9
RMB/g	326.3	338.5	345.2	343.0	327.6	337.3	345.7	0
TL/g	85.4	96.6	99.5	97.6	93.5	95.8	99.3	0

Source: LBMA, Thomson Reuters Datastream, World Gold Council

Gold Demand Trends | Full year 2012

Table 6: Gold supply and demand World Gold Council presentation

	2011	2012	Q1'11	Q2'11	Q3'11	Q4'11	Q1'12	Q2'12	Q3'12	Q4'12[1]	Q4'12 vs Q4'11 % chg	4-quarter % chg[2]
Supply												
Mine production	2,835.6	2,847.7	660.9	711.3	742.1	721.3	662.6	706.2	743.7	735.2	2	0
Net producer hedging	11.3	-20.0	9.7	12.5	2.6	-13.5	-2.0	-8.7	0.6	-9.9	-	-
Total mine supply	2,846.9	2,827.7	670.6	723.7	744.7	707.8	660.6	697.5	744.3	725.3	2	-1
Recycled gold	1,668.5	1,625.6	358.2	413.9	468.5	427.9	382.5	387.5	447.7	407.9	-5	-3
Total supply	4,515.4	4,453.3	1,028.8	1,137.6	1,213.2	1,135.7	1,043.1	1,085.0	1,192.1	1,133.2	0	-1
Demand												
Fabrication												
Jewellery[3]	1,972.1	1,908.1	569.7	499.2	471.8	431.4	504.3	426.3	491.6	485.9	13	-3
Technology	452.9	428.2	115.5	118.7	115.2	103.5	108.8	109.8	108.7	100.9	-3	-5
Sub-total above fabrication	2,425.0	2,336.3	685.3	617.9	587.0	534.9	613.1	536.0	600.3	586.8	10	-4
Total bar and coin demand	1,515.4	1,255.6	402.6	337.1	417.1	358.5	348.2	288.2	282.6	336.6	-6	-17
ETFs and similar	185.1	279.0	-60.8	54.1	87.4	104.4	53.2	0.0	137.8	88.1	-16	51
Central bank net purchases[4]	456.8	534.6	136.9	66.2	140.8	112.8	115.2	161.4	113.0	145.0	29	17
Gold demand	4,582.3	4,405.5	1,164.0	1,075.3	1,232.3	1,110.6	1,129.7	985.6	1,133.7	1,156.5	4	-4
OTC investment and stock flows[5]	-66.9	47.8	-135.1	62.3	-19.1	25.1	-86.6	99.3	58.4	-23.3	-	-
Total demand	4,515.4	4,453.3	1,028.8	1,137.6	1,213.2	1,135.7	1,043.1	1,085.0	1,192.1	1,133.2	0	-1
London PM fix (US$/oz)	1,571.6	1,669.0	1,386.3	1,506.1	1,702.1	1,688.0	1,690.6	1,609.5	1,652.0	1,721.8	2	6

1 Provisional.
2 Percentage change, 12 months ended December 2012 vs 12 months ended December 2011.
3 Jewellery fabrication. The quarterly data differ from those for jewellery consumption shown in Table 2. Fabrication is the first transformation of gold bullion into a semi-finished or finished product. Jewellery consumption is equal to fabrication plus/minus jewellery imports/exports plus/minus stocking/de-stocking by distributors and manufacturers. On an annual basis, the consumption and fabrication data series will reconcile.
4 Excluding any delta hedging of central bank options.
5 This includes institutional investment (other than ETFs and similar), stock movements and other elements as well as any residual error.

Source: LBMA, Thomson Reuters GFMS, World Gold Council. Data in the table are consistent with those published by Thomson Reuters GFMS in their Gold Survey but adapted to the World Gold Council's presentation.

Table 7: Indian supply estimates

Figures in tonnes	2011	Q1'12	Q2'12	Q3'12	Q4'12[1]	2012[1]
Supply						
Net imports, available for domestic consumption	969	228	153	223	255	860
Domestic supply from recycled gold	59	25	30	34	28	117
Domestic supply from other sources[2]	12	3	2	2	3	10
Equals total supply[3]	1039	256	185	260	286	987

1 Provisional.
2 Domestic supply from local mine production, recovery from imported copper concentrates and disinvestment.
3 This supply can be consumed across the three sectors – jewellery, investment and technology. Consequently, the total supply figure in the table will not add to jewellery plus investment demand for India.

Source: Thomson Reuters GFMS, World Gold Council

18_19

Table 8: Consumer demand in selected countries: Q4'12 (tonnes)

	Q4'11			Q4'12*			Q4'12* vs Q4'11, % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	113.5	72.0	185.5	153.0	108.9	261.9	35	51	41
Greater China	144.8	65.8	210.6	145.8	68.0	213.8	1	3	2
China	135.6	64.0	199.6	137.0	65.5	202.5	1	2	1
Hong Kong	7.3	0.4	7.7	6.9	0.5	7.4	-5	25	-3
Taiwan	1.9	1.4	3.3	1.9	2.0	3.9	0	43	18
Japan	4.1	-11.9	-7.8	4.2	-3.9	0.3	2	-	-
Indonesia	6.1	7.4	13.5	6.5	4.3	10.8	6	-42	-20
South Korea	3.1	0.8	3.8	1.4	0.5	1.9	-54	-33	-50
Thailand	0.6	23.2	23.8	0.5	15.1	15.6	-15	-35	-34
Vietnam	2.5	25.8	28.3	2.0	16.5	18.5	-18	-36	-35
Middle East	27.5	9.3	36.8	33.4	8.7	42.1	22	-7	14
Saudi Arabia	7.9	5.0	12.9	8.4	4.7	13.1	6	-6	1
Egypt	8.7	0.7	9.4	13.9	0.5	14.4	60	-23	54
UAE	7.1	2.9	10.0	7.4	2.7	10.1	4	-7	1
Other Gulf	3.8	0.7	4.5	3.8	0.7	4.5	0	6	1
Turkey	6.5	17.3	23.8	7.0	6.8	13.8	8	-61	-42
Russia	22.1	-	22.1	22.1	-	22.1	0	-	0
USA	42.2	20.1	62.4	40.1	16.5	56.5	-5	-18	-9
Europe ex CIS	25.4	96.1	121.5	23.0	65.0	87.9	-9	-32	-28
Italy	14.2	-	14.2	12.3	-	12.3	-13	-	-13
UK	11.2	-	11.2	10.7	-	10.7	-5	-	-5
France	-	1.6	1.6	-	0.9	0.9	-	-44	-44
Germany	-	39.7	39.7	-	26.1	26.1	-	-34	-34
Switzerland	-	30.7	30.7	-	19.1	19.1	-	-38	-38
Other Europe	-	24.1	24.1	-	18.9	18.9	-	-22	-22
Total above	398.3	325.9	724.2	439.0	306.3	745.3	10	-6	3
Other	74.1	32.6	106.8	86.3	30.3	116.6	16	-7	9
World total	472.4	358.5	831.0	525.3	336.6	861.9	11	-6	4

*Provisional.

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Table 9: Consumer demand in selected countries: Q4 2012 (value, US$mn)

	Q4'11			Q4'12*			Q4'12* vs Q4'11, % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	6,160	3,907	10,067	8,470	6,028	14,498	37	54	44
Greater China	7,858	3,569	11,427	8,073	3,764	11,837	3	5	4
China	7,359	3,471	10,830	7,584	3,625	11,209	3	4	3
Hong Kong	396	22	418	384	28	412	-3	28	-1
Taiwan	103	76	179	105	111	216	2	46	21
Japan	223	-646	-423	232	-216	17	4	-	-
Indonesia	332	402	733	360	238	598	9	-41	-18
South Korea	166	41	207	77	28	105	-53	-32	-49
Thailand	32	1,261	1,293	28	838	866	-14	-34	-33
Vietnam	134	1,400	1,534	111	913	1,025	-17	-35	-33
Middle East	1,492	504	1,997	1,850	480	2,330	24	-5	17
Saudi Arabia	429	271	700	462	260	722	8	-4	3
Egypt	472	38	510	769	30	799	63	-21	57
UAE	385	157	543	408	149	557	6	-5	3
Other Gulf	206	37	244	210	41	251	2	9	3
Turkey	353	941	1,293	387	375	762	10	-60	-41
Russia	1,199	-	1,199	1,222	-	1,222	2	-	2
USA	2,291	1,093	3,384	2,218	913	3,130	-3	-16	-7
Europe ex CIS	1,376	5,216	6,592	1,272	3,596	4,868	-8	-31	-26
Italy	768	-	768	681	-	681	-11	-	-11
UK	608	-	608	591	-	591	-3	-	-3
France	-	87	87	-	50	50	-	-43	-43
Germany	-	2,155	2,155	-	1,445	1,445	-	-33	-33
Switzerland	-	1,666	1,666	-	1,057	1,057	-	-37	-37
Other Europe	-	1,308	1,308	-	1,044	1,044	-	-20	-20
Total above	21,616	17,688	39,303	24,300	16,957	41,257	12	-4	5
Other	4,023	1,771	5,794	4,778	1,675	6,452	19	-5	11
World total	25,639	19,458	45,097	29,078	18,632	47,710	13	-4	6

*Provisional.

Source: LBMA, Thomson Reuters GFMS, World Gold Council

20_21

Table 10: Consumer demand in selected countries: four-quarter totals (tonnes)

	12 months ended Q4'11			12 months ended Q4'12*			Year on Year % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	618.3	368.0	986.3	552.0	312.2	864.2	-11	-15	-12
Greater China	549.6	271.9	821.5	544.0	273.6	817.5	-1	1	0
China	515.1	264.7	779.8	510.6	265.5	776.1	-1	0	0
Hong Kong	27.8	1.8	29.6	26.5	2.0	28.5	-5	13	-3
Taiwan	6.8	5.4	12.1	6.9	6.0	12.9	1	12	6
Japan	16.6	-46.7	-30.1	17.7	-10.1	7.6	6	-	-
Indonesia	30.2	24.8	55.0	30.8	21.5	52.3	2	-13	-5
South Korea	12.5	3.0	15.5	9.4	2.7	12.1	-25	-8	-22
Thailand	3.6	103.8	107.4	2.9	78.1	80.9	-21	-25	-25
Vietnam	13.0	87.8	100.8	11.4	65.6	77.0	-12	-25	-24
Middle East	154.6	33.3	188.0	148.3	29.7	177.9	-4	-11	-5
Saudi Arabia	51.7	17.4	69.1	43.3	15.2	58.5	-16	-13	-15
Egypt	33.8	2.2	36.0	45.7	2.1	47.8	35	-5	33
UAE	50.1	10.8	60.9	42.3	9.5	51.8	-16	-12	-15
Other Gulf	19.0	3.0	22.0	17.0	2.9	19.9	-11	-2	-10
Turkey	70.1	72.9	143.0	70.4	48.4	118.8	0	-34	-17
Russia	76.7	-	76.7	81.9	-	81.9	7	-	7
USA	115.5	84.0	199.5	108.4	53.4	161.8	-6	-36	-19
Europe ex CIS	50.2	383.3	433.5	44.6	273.6	318.2	-11	-29	-27
Italy	27.6	-	27.6	23.5	-	23.5	-15	-	-15
UK	22.6	-	22.6	21.1	-	21.1	-7	-	-7
France	-	6.7	6.7	-	2.9	2.9	-	-56	-56
Germany	-	159.3	159.3	-	109.7	109.7	-	-31	-31
Switzerland	-	116.2	116.2	-	80.5	80.5	-	-31	-31
Other Europe	-	101.0	101.0	-	80.4	80.4	-	-20	-20
Total above	1,711.0	1,386.1	3,097.1	1,621.6	1,148.6	2,770.2	-5	-17	-11
Other	261.1	129.3	390.4	286.4	107.0	393.5	10	-17	1
World total	1,972.1	1,515.4	3,487.5	1,908.1	1,255.6	3,163.6	-3	-17	-9

*Provisional.

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Table 11: Consumer demand in selected countries: four-quarter totals (value, US$mn)

	12 months ended Q4'11			12 months ended Q4'12*			Year on Year % change		
	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total	Jewellery	Total bar and coin invest	Total
India	30,638	18,335	48,973	29,663	16,828	46,491	-3	-8	-5
Greater China	27,740	13,598	41,339	29,279	14,731	44,010	6	8	6
China	26,002	13,236	39,238	27,490	14,298	41,788	6	8	6
Hong Kong	1,399	91	1,490	1,420	109	1,530	2	20	3
Taiwan	340	272	611	368	323	692	8	19	13
Japan	839	-2,435	-1,596	946	-552	394	13	-	-
Indonesia	1,514	1,261	2,775	1,657	1,156	2,813	9	-8	1
South Korea	621	145	766	502	145	646	-19	0	-16
Thailand	176	5,258	5,434	155	4,197	4,352	-12	-20	-20
Vietnam	634	4,561	5,195	610	3,521	4,131	-4	-23	-20
Middle East	7,686	1,698	9,385	7,945	1,596	9,541	3	-6	2
Saudi Arabia	2,578	888	3,465	2,314	818	3,132	-10	-8	-10
Egypt	1,711	111	1,822	2,456	111	2,567	44	0	41
UAE	2,443	548	2,991	2,266	511	2,777	-7	-7	-7
Other Gulf	955	152	1,107	909	157	1,065	-5	3	-4
Turkey	3,502	3,712	7,214	3,744	2,580	6,324	7	-31	-12
Russia	3,912	-	3,912	4,399	-	4,399	12	-	12
USA	5,967	4,245	10,212	5,844	2,872	8,716	-2	-32	-15
Europe ex CIS	2,600	19,617	22,217	2,416	14,655	17,071	-7	-25	-23
Italy	1,428	-	1,428	1,274	-	1,274	-11	-	-11
UK	1,172	-	1,172	1,143	-	1,143	-2	-	-2
France	-	357	357	-	158	158	-	-56	-56
Germany	-	8,176	8,176	-	5,867	5,867	-	-28	-28
Switzerland	-	5,929	5,929	-	4,328	4,328	-	-27	-27
Other Europe	-	5,154	5,154	-	4,302	4,302	-	-17	-17
Total above	85,830	69,996	155,826	87,161	61,728	148,888	2	-12	-4
Other	13,187	6,557	19,744	15,397	5,753	21,151	17	-12	7
World total	99,017	76,553	175,570	102,558	67,481	170,039	4	-12	-3

*Provisional.

Source: LBMA, Thomson Reuters GFMS, World Gold Council

22_23

Historical data for gold demand

Table 12: Historical data for gold demand[1]

	Tonnes						US$bn					
	Jewellery	Total bar and coin invest	ETFs and similar	Tech-nology	Central banks	Total	Jewellery	Total bar and coin invest	ETFs and similar	Tech-nology	Central banks	Total
2003	2,484	304	-	386	-620	2,594	29.0	3.6	-	4.5	-7.2	30.3
2004	2,616	355	133	419	-479	3,044	34.4	4.7	1.7	5.5	-6.3	40.0
2005	2,719	396	208	438	-663	3,098	38.9	5.7	3.0	6.3	-9.5	44.3
2006	2,300	414	260	468	-365	3,077	44.6	8.0	5.1	9.1	-7.1	59.7
2007	2,423	435	253	476	-484	3,104	54.2	9.7	5.7	10.6	-10.8	69.4
2008	2,304	869	321	461	-235	3,720	64.6	24.4	9.0	12.9	-6.6	104.3
2009	1,814	780	623	410	-34	3,593	56.7	24.4	19.5	12.8	-1.0	112.3
2010	2,017	1,205	382	466	77	4,147	79.4	47.5	15.0	18.3	3.0	163.3
2011	1,972	1,515	185	453	457	4,582	99.6	76.6	9.4	22.9	23.1	231.5
2012	1,908	1,256	279	428	535	4,405	102.4	67.4	15.0	23.0	28.7	236.4
Q4'06	708	114	79	116	-57	961	14.0	2.3	1.6	2.3	-1.1	18.9
Q1'07	566	117	36	117	-72	764	11.8	2.4	0.8	2.4	-1.5	16.0
Q2'07	666	135	-3	119	-145	773	14.3	2.9	-0.1	2.6	-3.1	16.6
Q3'07	604	112	139	117	-170	804	13.2	2.5	3.1	2.6	-3.7	17.6
Q4'07	578	65	80	111	-97	737	14.6	1.6	2.0	2.8	-2.4	18.6
Q1'08	484	101	73	122	-76	703	14.4	3.0	2.2	3.6	-2.3	20.9
Q2'08	559	149	4	124	-68	770	16.1	4.3	0.1	3.6	-1.9	22.2
Q3'08	694	283	149	119	-76	1,169	19.4	7.9	4.2	3.3	-2.1	32.7
Q4'08	567	346	95	96	-12	1,092	14.5	8.8	2.4	2.5	-0.3	27.9
Q1'09	356	147	465	88	-62	994	10.4	4.3	13.6	2.6	-1.8	29.0
Q2'09	445	210	68	102	9	834	13.2	6.2	2.0	3.0	0.3	24.7
Q3'09	492	210	42	107	10	861	15.2	6.5	1.3	3.3	0.3	26.6
Q4'09	522	211	42	113	10	897	18.5	7.5	1.5	4.0	0.4	31.7
Q1'10	527	251	6	114	58	956	18.8	8.9	0.2	4.1	2.1	34.1
Q2'10	414	303	296	116	14	1,142	15.9	11.6	11.4	4.5	0.5	43.9
Q3'10	513	311	50	120	23	1,018	20.3	12.3	2.0	4.7	0.9	40.1
Q4'10	563	341	30	116	-17	1,032	24.7	15.0	1.3	5.1	-0.8	45.3
Q1'11	552	403	-61	116	137	1,146	24.6	17.9	-2.7	5.1	6.1	51.1
Q2'11	490	337	54	119	66	1,066	23.7	16.3	2.6	5.7	3.2	51.6
Q3'11	458	417	87	115	141	1,218	25.1	22.8	4.8	6.3	7.7	66.7
Q4'11	472	359	104	104	113	1,152	25.6	19.5	5.7	5.6	6.1	62.5
Q1'12	496	348	53	109	115	1,121	26.9	18.9	2.9	5.9	6.3	60.9
Q2'12	423	288	0	110	161	982	21.9	14.9	0.0	5.7	8.4	50.8
Q3'12	464	283	138	109	113	1,106	24.6	15.0	7.3	5.8	6.0	58.8
Q4'12[2]	525	337	88	101	145	1,196	29.1	18.6	4.9	5.6	8.0	66.2

1 See footnotes to Table 1.
2 Provisional.

Source: LBMA, Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Appendix

Chart 11: Gold demand in tonnes and the gold price (US$/oz)

Source: Thomson Reuters GFMS, World Gold Council

Tonnes, US$/oz

1,800

1,600

1,400

1,200

1,000

800

600

400

200

0

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Tonnes (Q4 darker colour) London PM fix (US$/oz)

Chart 12: Gold demand in tonnes and value (US$bn)

Source: Thomson Reuters GFMS, LBMA, World Gold Council

Tonnes US$bn

1,400 80

1,200 70

60

1,000

50

800

40

600

30

400 20

200 10

0 0

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Tonnes (Q4 darker colour) Value (US$bn, rhs)

Chart 13: Gold demand by category in tonnes and the gold price (US$/oz)

Source: Thomson Reuters GFMS, LBMA, World Gold Council

Tonnes, US$/oz

2,000

1,800

1,600

1,400

1,200

1,000

800

600

400

200

0

-200

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Jewellery Technology Investment

Central bank net purchases London PM fix US$/oz

Chart 14: Jewellery demand in tonnes and value (US$bn)

Source: Thomson Reuters GFMS, LBMA, World Gold Council

Tonnes US$bn

600 35

500 30

25

400

20

300

15

200

10

100 5

0 0

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Tonnes (Q4 darker colour) Value (US$bn, rhs)

24_25

Chart 15: Holdings in Exchange Traded Funds (tonnes) and the gold price (US$/oz)


Tonnes
US$/oz
3,000
2,500
2,000
1,500
1,000
500
0
1,800
1,600
1,400
1,200
1,000
800
600
Q4'09
Q2'10
Q4'10
Q2'11
Q4'11
Q2'12
Q4'12
ETFs (ex GLD)
GLD
London PM fix (US$/oz, rhs)

Source: Thomson Reuters GFMS, www.exchangetradedgold.com, LBMA, World Gold Council

Chart 16: Jewellery demand by country in tonnes (Q4'12 vs Q4'11, % change)


% change
80
60
40
20
0
-20
-40
-60
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK

Source: Thomson Reuters GFMS, World Gold Council

Chart 17: Jewellery demand in tonnes (Q4'12 vs Q3'12)


Tonnes
180
160
140
120
100
80
60
40
20
0
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK
Q3'12
Q4'12

Source: Thomson Reuters GFMS, World Gold Council

Chart 18: Jewellery demand by country in US$ (Q4'12 vs Q4'11, % change)


% change
80
60
40
20
0
-20
-40
-60
India
China
Hong Kong
Taiwan
Japan
Indonesia
South Korea
Thailand
Vietnam
Saudi Arabia
Egypt
UAE
Other Gulf
Turkey
Russia
USA
Italy
UK

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Chart 19: Jewellery demand by country in tonnes (4-quarter rolling total, % change)

Source: Thomson Reuters GFMS, World Gold Council

% change

40
30
20
10

0

-10

-20

-30

a n a a E a A y

IndiChinaKongTaiwaJapanIndonesiKoreaThailandVietnamArabiEgypt Other UA GulfTurkeyRussiUS Ital UK

Hong South Saudi

Chart 20: Total investment demand in tonnes

Source: Thomson Reuters GFMS, World Gold Council

Tonnes

700

600

500

400

300

200

100

0

-100

-200

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Investment OTC Investment and stock flows

Chart 21: Total bar and coin demand by category in tonnes

Tonnes

350

300

250

200

150

100

50

0

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Physical bar demand Official coin Medals/imitation coin

Source: Thomson Reuters GFMS, World Gold Council

Chart 22: Total bar and coin demand in tonnes (Q4’12 and Q3’12)

Source: Thomson Reuters GFMS, World Gold Council

Tonnes

120

100

80
60
40
20

0

-20

a n a mEast a UAE Gulf USACISFranc e

Indi Hong ChinaKongTaiwaJapanIndonesi South KoreaThailandVMiddle ietna Saudi ArabiEgyptOther Turkey Europeex GermanySwitzerland

Q3’12 Q4’12

26	_27

Chart 23: Total bar and coin demand in tonnes (Q4’12 and Q4’11)

Source: Thomson Reuters GFMS, World Gold Council

Tonnes

120

100

80
60
40
20

0

-20

a n a mEast a UAE Gulf USACISFranc e

Indi Hong ChinaKongTaiwaJapanIndonesi South KoreaThailandVMiddle ietna Saudi ArabiEgyptOther Turkey Europeex GermanySwitzerland

Q4’11 Q4’12

Chart 24: European total bar and coin demand in tonnes

Source: Thomson Reuters GFMS, World Gold Council

Tonnes

140

120

100

80
60
40
20

0

-20

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Switzerland Germany

France Other Europe

Chart 25: Q4’12 average gold price (% change)

Source: Thomson Reuters Datastream, World Gold Council

• change

10

9

8
7
6
5
4
3
2
1

0 -1

US$/oz Rs/10g Ą/g TL/g RMB/g €/oz Ł/oz CHF/kg

YoY QoQ

Chart 26: Central bank contributions to demand in tonnes

Source: Thomson Reuters GFMS, World Gold Council

Gold Demand Trends | Full year 2012

Tonnes

180

160

140

120

100

80
60
40
20

0

-20

-40

Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 Q2’12 Q4’12

Net sales Net purchases

Notes and definitions

All statistics (except where specified) are in weights of fine gold

"–"

Not applicable or Not available

Consumer demand
The sum of jewellery and total bar and coin purchases for a country i.e. the amount of gold acquired directly by individuals.

Dental
The first transformation of raw gold into intermediate or final products destined for dental applications such as dental alloys.

ETFs and similar products
Exchange Traded Funds and similar products including: Gold Bullion Securities (London), Gold Bullion Securities (Australia), SPDR® Gold Shares (formerly streetTRACKS Gold Shares), NewGold Gold Debentures, iShares Comex Gold Trust, ZKB Gold ETF, GOLDIST, ETF Securities Physical Gold, ETF Securities (Tokyo), ETF Securities (NYSE), XETRA-GOLD, Julius Baer Physical Gold, Central Fund of Canada and Central Gold Trust, Swiss Gold, iShares Gold Bullion Fund (formerly Claymore Gold Bullion ETF), Sprott Physical Gold Trust, ETF Securities Glitter, Mitsubishi Physical Gold ETF, CS ETF II (formerly Credit Suisse Xmtch II) and Dubai Gold Securities.

Fabrication
Fabrication is the first transformation of gold bullion into a semi-finished or finished product.

Jewellery
All newly-made carat jewellery and gold watches, whether plain gold or combined with other materials. It excludes second-hand jewellery, other metals plated with gold, coins and bars used as jewellery and purchases funded by the trading in of existing jewellery.

London PM fix
Unless described otherwise, gold price values are based on the London PM fix.

Mine production
Formal and informal output.

Net producer hedging
This measures the impact in the physical market of mining companies' gold forward sales, loans and options positions. Hedging accelerates the sale of gold, a transaction which releases gold (from existing stocks) to the market. Over time, hedging activity does not generate a net increase in the supply of gold. De-hedging, the process of closing out hedged positions, has the opposite impact and will reduce the amount of gold available to the market in any given quarter.

Central bank net purchases
Gross purchase less gross sales by central banks and other official institutions. Swaps and the effects of delta hedging are excluded.

OTC investment and stock flows
Partly a statistical residual, this data is largely reflective of demand in the opaque over-the-counter (OTC) market, with an additional contribution occasionally from changes to fabrication inventories.

Physical bar demand
Global investment in physical gold in bar form.

Recycled gold (previously gold scrap)
Gold sourced from old fabricated products which has been recovered and refined back into bars.

Technology
This captures all gold used in the fabrication of electronics, dental, medical, industrial, decorative and other technological applications, with electronics representing the largest component of this category. This includes gold destined for plating jewellery.

Tonne
1,000 kg or 32,151 troy oz of fine gold.

Total bar and coin demand
This comprises individuals' purchases of coins and bars, defined according to the standard adopted by the European Union for investment gold, but includes demand for coins and bars in both the western and non-western markets. Medallions of at least 99% purity, wires and lumps sold in small quantities are also included. In practice this includes the initial sale of many coins destined ultimately to be considered as numismatic rather than bullion. It excludes second-hand coins and is measured as net purchases.

Total investment
Represents the amalgamation of all components of investment demand, including all demand for physical bars and coins, demand for ETFs and similar products, and OTC investment and stock flows.

Revisions to data
All data may be subject to revision in the light of new information.

Historical data
Data covering a longer time period will be available on Bloomberg after initial publication of this report; alternatively, contact Thomson Reuters GFMS Ltd (+44 20 7369 7015; jadwiga.zajac@thomsonreuters.com).

28_29

THOMSON REUTERS

Sources, copyright and disclaimers
© 2013 World Gold Council. Where expressly identified as such, the gold supply and demand statistics contained in this report were compiled by Thomson Reuters GFMS. Thomson Reuters GFMS retains all rights in such statistics © 2013.

All rights reserved. Save for the following, no organisation or individual is permitted to reproduce, distribute or otherwise use the statistics relating to gold supply and demand in this report without the written agreement of the copyright owners. The use of the statistics in this report is permitted for the purposes of review and commentary (including media commentary), subject to the two pre-conditions that follow. The first pre-condition is that only limited data extracts be used. The second precondition is that all use of these statistics is accompanied by a clear acknowledgement of the World Gold Council and, where appropriate, of Thomson Reuters GFMS, as their source. Brief extracts from the commentary and other World Gold Council material are permitted provided World Gold Council is cited as the source. It is not permitted to reproduce, distribute or otherwise use the whole or a substantial part of this report or the statistics contained within it.

Whilst every effort has been made to ensure the accuracy of the information in this document, neither World Gold Council nor Thomson Reuters GFMS can guarantee such accuracy. Furthermore, the material contained herewith has no regard to the specific investment objectives, financial situation or particular needs of any specific recipient or organisation. It is published solely for informational purposes. It does not purport to make any recommendations and is not to be construed as a solicitation or an offer to buy or sell gold, any gold-related products, commodities, securities or related financial instruments.

No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained herein. The World Gold Council and Thomson Reuters GFMS do not accept responsibility for any losses or damages arising directly, or indirectly, from the use of this document.

This report contains forward-looking statements. The use of the words "believes," "expects," "may," or "suggests," or words of similar import, identifies a statement as "forward-looking." The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the analysis of World Gold Council based on statistics compiled by Thomson Reuters GFMS. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions all of which are difficult or impossible to predict accurately. In addition, the demand for gold and the international gold markets are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the World Gold Council that the forward-looking statements will be achieved. We caution you not to place undue reliance on our forward-looking statements. Except in the normal course of our publication cycle, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

Gold Demand Trends | Full year 2012

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